Exhibit 10.6

DT MIDSTREAM, INC.

Annual Incentive Plan

Purpose

DT Midstream, Inc. (“Midstream”) has established the DT Midstream, Inc. Annual Incentive Plan (“Plan”) for the purpose of providing incentives for eligible employees of Midstream to contribute to the success of Midstream by achieving pre-established financial and strategic goals for Midstream and individual performance goals for the employee.

Definitions

“Award” means, with respect to a Plan Year, the applicable percentages (e.g., target, minimum and maximum percentages), Performance Measures, and weights and performance levels for each Performance Measure as established by the Committee in writing and communicated to each Participant for that Plan Year.

“Board” means the Board of Directors of DT Midstream, Inc.

“Change in Control” for purposes of the Plan will have occurred if any of the following events occurs:

1.

The consummation of a transaction in which Midstream is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of Midstream immediately prior to the transaction;

2.

The consummation of a sale or transfer in which Midstream sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 50% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of Midstream) by the holders of Voting Stock of Midstream immediately prior to the sale or transfer. However, a sale or transfer described in this Section will not constitute a Change in Control if the sale or transfer is pursuant to a spin-off type of transaction (directly or indirectly) of the Company’s assets to the Company’s shareholders;

3.	The approval by the shareholders of Midstream of a complete liquidation or dissolution of Midstream;

4.

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (B) any corporation owned, directly or indirectly, by the shareholders of the Company

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in substantially the same proportions as their ownership of the Common Stock) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities;

5.

A change in the composition of the Board occurring within any consecutive twelve month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (i) are Directors or Directors-Elect as of the first date the Common Stock is listed on any established stock exchange, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of the election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). However, a change in the composition of the Board described in this Section will not constitute a Change in Control if the change in the composition of the Board is pursuant to a spin-off type of transaction (directly or indirectly) of the Company’s Voting Stock or assets to the Company’s shareholders.

“Change in Control Award” means an Award for a Plan Year ending before a Change in Control occurs or an Award for a Plan Year in which a Change in Control occurs.

“Committee” means the committee of the Board responsible for determining and approving compensation for Midstream’s Chief Executive Officer and for recommending to the Board compensation for all other Midstream executive officers. If required by the listing rules of any domestic stock exchange on which Midstream stock is listed, the Committee will be composed solely of individuals who are “Non-Employee Directors” as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934 and who satisfy any other applicable requirements under the listing exchange’s rules.

“Disability” means a Participant’s eligibility to receive benefits under a long-term disability plan sponsored by Midstream.

“Participant” means any employee of Midstream selected by the Committee to receive an Award for that Plan Year.

“Performance Measure” is an objective determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. The Performance Measures may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, in absolute or relative terms (including passage of time and/or against another company or companies), on a per share basis, against the performance of Midstream as a whole or any division of Midstream, and on a pre-tax or after-tax basis. A Performance Measure measures performance for a Plan Year. Examples of Performance Measures include:

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1.	growth based on increasing sales or profitability of one or more business units;

2.	compression reliability;

3.	earnings per share growth;

4.	employee satisfaction;

5.	return on equity;

6.	economic value added;

7.	cash flow

8.	earnings growth;

9.	diversity;

10.	safety;

11.	production cost; or

12.	other measures as may be selected by the Committee.

“Plan Year” means the calendar year.

“Retirement” means a Participant’s termination of employment with Midstream (a) at or after age 55 with at least 10 years of service with Midstream or (b) at or after age 65. For purposes of determining a Participant’s eligibility for Retirement, service with DTE Energy Company and related employers will be recognized to the extent required by the Employee Matters Agreement between Midstream and DTE Energy Company.

Annual Award Procedures

For each Plan Year, the Committee will establish and report to the Board the specific criteria for eligibility, the type and timing of Awards and the manner of payment of Awards, the Performance Measures and related weights to be used in computing Award amounts, and the performance levels for each Performance Measure. The Committee will then notify each Participant of the terms of the Participant’s Award for that Plan Year.

Award Payment

Awards for a Plan Year are not payable until the Committee has certified that the Performance Measures and levels entitling a Participant to payment have been satisfied. The Committee reserves the right to reduce (by up to 100%) the amount payable under any Award or to cancel any outstanding Award if, in the Committee’s sole discretion, the Committee determines that the reduction or cancellation is in Midstream’s best interests.

The Committee, or the Committee’s delegate, will establish procedures for calculating each Participant’s Award for a Plan Year. The maximum amount that may be paid to any Participant under an Award for a single Plan Year is $6,000,000.

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The payment, if any, under an Award will be made as soon as practicable following certification by the Committee, but in no event later than the end of the Plan Year following the Plan Year for which the Award was made.

Forfeiture of Award Payment

A Participant whose employment with Midstream terminates before payment is made under an Award for a Plan Year forfeits any Award to which the Participant may have been entitled for that Plan Year. However, if the Participant’s employment terminates during a Plan Year because of the Participant’s Retirement, Disability, or death, the Participant (or the Participant’s beneficiary, in the event of the Participant’s death) will be eligible to receive:

1.	payment of any Award for a completed Plan Year not yet paid as of the Participant’s termination date; and

2.	a pro-rata portion of the Award the Participant would have received for the Plan Year in which the Participant’s employment terminated.

The amount paid under (2), above, will be:

•

the amount of the Award that would have been payable if the Participant’s employment had not terminated, based on actual attainment of applicable Performance Measures as certified by the Committee, times

•	a fraction, the numerator of which is the number of days in the Plan Year to which the Award relates before the Participant’s termination date, and the denominator of which is 365.

The pro-rata portion of the Award is subject to reduction in the Committee’s sole discretion based on the Participant’s individual performance during the Participant’s period of employment during the Plan Year of termination.

Any payment of an Award made to a Participant whose employment terminated because of the Participant’s Retirement, Disability, or death will be made at the time the payment would have been made if the Participant’s employment had not terminated.

Beneficiary

Any Award payable after the Participant’s death will be paid:

1.	to the beneficiary designated by the Participant for any group life insurance provided by Midstream on the Participant’s life; or

2.	if the Participant has not designated a beneficiary for any group life insurance provided by Midstream, to the Participant’s estate.

Change in Control Awards

This section supersedes any conflicting provision of the Plan.

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After a Change in Control occurs, no certification of Performance Measures and levels is required for any Change in Control Award. The amount of the Change in Control Award earned is the greater of the amount that would have been payable on attainment of:

1.	target performance level for each Performance Measure; or

2.	actual performance level for each Performance Measure,

using performance through the date the Change in Control occurred for purposes of determining actual levels of performance.

No Change in Control Award may be reduced by the Committee, modified or canceled.

The Plan may not be terminated or substantially modified in a way that adversely affects any Change in Control Award without the affected Participant’s written consent.

Administration and Amendment

The Committee administers the Plan. The Committee has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Committee with respect to the administration of the Plan are conclusive, subject to any limitations on the Committee’s action imposed by the terms of the Plan or any Award.

The Board reserves the right to amend, suspend or terminate the Plan at any time.

Funding Status

Benefits under the Plan are payable solely from the general assets of Midstream and remain unfunded and unsecured (under the Internal Revenue Code and Title I of the Employee Retirement Income Security Act of 1974, as amended) during the entire period of the Plan’s existence. Each Participant and the Participant’s beneficiary are merely general creditors of Midstream and the obligations of Midstream under the Plan are contractual and are not funded or secured in any way. However, nothing in the Plan precludes Midstream from segregating assets that are intended to be a source of payment of benefits under the Plan, as long as those assets remain subject to the general creditors of Midstream.

Additional Provisions

Non-Alienability and Non-Transferability

No Participant and no beneficiary of a Participant may alienate, assign, transfer, pledge, or encumber the Participant’s or beneficiary’s right to payment of any benefit under the Plan or subject the right to payment of any benefit under the Plan to execution, attachment, or any similar process. A Participant’s account cannot be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary,

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including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant. Any attempted assignment, pledge, levy or similar process is null and void and without effect.

Governing Law

The Plan is governed by the laws of the State of Delaware, except for its choice-of-law provisions.

Effect on Employment

Participation in the Plan does not guarantee a Participant continued employment with Midstream.

Participation in the Plan does not affect a Participant’s eligibility to participate in any other benefit or incentive plan of Midstream. Treatment of any income realized as a result of the payment of any Award under the Plan for purposes of any Midstream-sponsored employee retirement benefit plan, insurance, or other employee benefit program will be governed by the terms of the other plan or program.

Acceptance of Award

By accepting an Award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Committee or its delegate.

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